Exhibit 21.1

SUBSIDIARIES OF PIMCO CAPITAL SOLUTIONS BDC CORP.

Name of Subsidiary	Jurisdiction of Organization of Subsidiary

Emerald CS LLC	Delaware

Ruby CS LLC	Delaware

Amber CS LLC	Delaware

Citrine CS LLC	Delaware

Diamond CS LLC	Delaware

Opal CS LLC	Delaware

Quartz CS LLC	Delaware

Jade CS LLC	Delaware

Pearl CS LLC	Delaware

Sapphire CS LLC	Delaware

Topaz CS LLC	Delaware

Garnet CS LLC	Delaware

Turquoise CS LLC	Delaware

Aquamarine CS LLC	Delaware

Tanzanite CS LLC	Delaware

Peridot CS LLC	Delaware

Cobalt CS LLC	Delaware

Sunstone CS LLC	Delaware

Silver CS LLC	Delaware

Coral CS LLC	Delaware

Jasper CS LLC	Delaware

Onyx CS LLC	Delaware

Amethyst CS LLC	Delaware

Platinum CS LLC	Delaware